UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): December 19, 2007 (December 14, 2007)
GEVITY HR, INC.
(Exact name of registrant as specified in charter)

Florida	0-22701	65-0735612
(State of incorporation)	(Commission File Number)	(IRS Employer
Identification No.)
9000 Town Center Parkway
Bradenton, Florida 34202
(Address of principal executive offices / Zip Code)
(941) 741-4300
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d—2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e—4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement
On December 14, 2007, AIG Global Risk Management, acting on behalf of member insurance companies of American International Group, Inc. (“AIG”), renewed its workers’ compensation program and related policies with Gevity HR, Inc. (the “Company”) effective January 1, 2008 for a one-year term. As with the Company’s current workers’ compensation program, the 2008 agreement requires that regular payments be made to AIG to cover program costs and loss funds held for payment of future claims. For 2008, Gevity will be liable for the first $1 million of claims per occurrence. In the 2007 and 2006 program years, the workers’ compensation deductible was $500,000 per occurrence. The higher deductible level, coupled with Gevity’s favorable plan experience, results in lower program costs for the 2008 program. The 2008 program includes a reduction in monthly premium payments required to cover claims liabilities in the deductible layer from an annual amount of $66.5 million in 2007 to an annual amount of $56.0 million in 2008. Other premium and administrative expenses for the 2008 program payable monthly to AIG are initially estimated at an annual amount of $16.6 million compared to $24.3 million for the 2007 program. Certain premium amounts are subject to adjustment based upon differences between estimated and actual workers’ compensation wages incurred during 2008 and the resulting changes in manual premium.
Gevity intends to file a redacted copy of the AIG binder in its next periodic report along with a request for confidential treatment.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GEVITY HR, INC. (Registrant)

Dated: December 19, 2007	By:	/s/ Edwin E. Hightower, Jr.
	Name:	Edwin E. Hightower, Jr.
	Title:	Vice President and General Counsel